Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Global Employee Share Purchase Plan, the Deferred Bonus Plan 2014 and the Royal Dutch Shell plc Long Term Incentive Plan (Performance Share Plan) of Royal Dutch Shell plc of our reports dated March 14, 2018, with respect to the consolidated financial statements of Royal Dutch Shell plc and the effectiveness of internal control over financial reporting of Royal Dutch Shell plc included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP London, United Kingdom

November 2, 2018